Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Abercrombie & Fitch Co. of our report dated April 2, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Abercrombie & Fitch Co.’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
September 10, 2018